UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

C&J ENERGY SERVICES, INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

12674R100

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 12674R100	Page 2 of 20

1.	Name of reporting persons: GSO Capital Solutions Fund II (Luxembourg) S.a.r.l.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Luxembourg
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,020,635
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,020,635
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,020,635
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.9%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 12674R100	Page 3 of 20

1.	Name of reporting persons: GSO Capital Solutions Fund II LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,020,635
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,020,635
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,020,635
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.9%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 12674R100	Page 4 of 20

1.	Name of reporting persons: GSO Capital Solutions Associates II (Delaware) LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,020,635
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,020,635
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,020,635
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.9%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 12674R100	Page 5 of 20

1.	Name of reporting persons: GSO Capital Solutions Associates II (Cayman) Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,020,635
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,020,635
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,020,635
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.9%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 12674R100	Page 6 of 20

1.	Name of reporting persons: GSO Holdings I L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,020,635
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,020,635
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,020,635
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.9%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 12674R100	Page 7 of 20

1.	Name of reporting persons: Blackstone Holdings II L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,020,635
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,020,635
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,020,635
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.9%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 12674R100	Page 8 of 20

1.	Name of reporting persons: Blackstone Holdings I/II GP Inc.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,020,635
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,020,635
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,020,635
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.9%
12.	Type of reporting person (see instructions): CO

13G

CUSIP No. 12674R100	Page 9 of 20

1.	Name of reporting persons: The Blackstone Group L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,020,635
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,020,635
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,020,635
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.9%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 12674R100	Page 10 of 20

1.	Name of reporting persons: Blackstone Group Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,020,635
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,020,635
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,020,635
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.9%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 12674R100	Page 11 of 20

1.	Name of reporting persons: Stephen A. Schwarzman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,020,635
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,020,635
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,020,635
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.9%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. 12674R100	Page 12 of 20

1.	Name of reporting persons: Bennett J. Goodman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 4,020,635
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 4,020,635
9.	Aggregate amount beneficially owned by each reporting person: 4,020,635
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.9%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. 12674R100	Page 13 of 20

1.	Name of reporting persons: J. Albert Smith III
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 4,020,635
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 4,020,635
9.	Aggregate amount beneficially owned by each reporting person: 4,020,635
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.9%
12.	Type of reporting person (see instructions): IN

Item 1.	(a) Name of Issuer

C&J Energy Services, Inc. (the “Company”)

(b)     Address of Issuer’s Principal Executive Offices:

3990 Rogerdale Rd.

Houston, Texas 77042

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

(i)	GSO Capital Solutions Fund II (Luxembourg) S.a.r.l.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Luxembourg

(ii)	GSO Capital Solutions Fund II LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(iii)	GSO Capital Solutions Associates II (Delaware) LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	GSO Capital Solutions Associates II (Cayman) Ltd.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(v)	GSO Holdings I L.L.C.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	Blackstone Holdings II L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	Blackstone Holdings I/II GP Inc.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	Blackstone Group Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	Stephen A. Schwarzman

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: United States

(xi)	Bennett J. Goodman

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: United States

(xii)	J. Albert Smith III

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

GSO Capital Solutions Fund II (Luxembourg) S.a.r.l. (“GSO CSF II Lux”) directly holds the securities reported herein. The sole shareholder of GSO CSF II Lux is GSO Capital Solutions Fund II LP. The general partners of GSO Capital Solutions Fund II LP are GSO Capital Solutions Associates II (Delaware) LLC and GSO Capital Solutions Associates II (Cayman) Ltd. GSO Holdings I L.L.C. is the managing member of GSO Capital Solutions Associates II (Delaware) LLC and a shareholder of GSO Capital Solutions Associates II (Cayman) Ltd.

Blackstone Holdings II L.P. is a managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by GSO Capital Solutions Associates II (Delaware) LLC. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings II L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

In addition, each of Bennett J. Goodman and J. Albert Smith III serves as an executive of GSO Holdings I L.L.C. and may be deemed to have shared voting power and/or investment power with respect to the securities held by GSO CSF II Lux.

Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any of the Reporting Persons (other than GSO CSF II Lux) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. Each Reporting Person expressly disclaims any assertion or presumption that it and the other persons on whose behalf this statement is filed constitute a “group.”

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”)

Item 2(e).	CUSIP Number: 12674R100

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

Each of the Reporting Persons may be deemed to be the beneficial owner of the shares listed on such Reporting Person’s respective reporting page.

As of December 31, 3017, GSO CSF II Lux directly held 4,020,635 shares of Common Stock.

(b)	Percent of class:

Calculations of the percentage of Common Stock beneficially owned assumes that there are a total of 68,520,361 shares of Common Stock outstanding as of December 21, 2017, as reported in the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 22, 2017. Based on this number of outstanding shares of Common Stock, as of December 31, 2017, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of the total number of outstanding shares of Common Stock as listed on such Reporting Person’s respective reporting page. As of December 31, 2017, GSO CSF II Lux’s direct ownership of 4,020,635 shares of Common Stock represented 5.9% of the outstanding shares of Common Stock.

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote:

See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of:

See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of:

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:    ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018

GSO CAPITAL SOLUTIONS FUND II (LUXEMBOURG) S.A.R.L.
By:	GSO Capital Solutions Fund II LP, its sole shareholder
By:	GSO Capital Solutions Associates II (Delaware) LLC, its general partner
By:	GSO Holdings I L.L.C., its managing member

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL SOLUTIONS FUND II LP
By:	GSO Capital Solutions Associates II (Delaware) LLC, its general partner
By:	GSO Holdings I L.L.C., its managing member

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL SOLUTIONS ASSOCIATES II (DELAWARE) LLC
By:	GSO Holdings I L.L.C., its managing member

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL SOLUTIONS ASSOCIATES II (CAYMAN) LTD.
By:	GSO Holdings I L.L.C., its managing member

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO HOLDINGS I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS II L.P.
By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By:	Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[C&J Energy Services, Inc. – Schedule 13G]

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman

BENNETT J. GOODMAN

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

J. ALBERT SMITH III

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

[C&J Energy Services, Inc. – Schedule 13G]

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of February 14, 2018, among the Reporting Persons

Exhibit B	Power of Attorney, dated June 8, 2010, granted by Bennett J. Goodman in favor of Marisa Beeney.

Exhibit C	Power of Attorney, dated June 8, 2010, granted by J. Albert Smith in favor of Marisa Beeney.